UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2007

ARGENTEX MINING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-49995

(Commission File Number)

71-0867623

(IRS Employer Identification No.)

1066 West Hastings Street, Suite 2300, Vancouver, BC V6E 3X2

(Address of principal executive offices and Zip Code)

604.601.8336

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 13, 2007, we entered into a Consulting Agreement with Frontera Geological Services Ltd., a company that is wholly-owned by our president, Ken Hicks. Under the agreement, Frontera Geological Services Ltd. has agreed to make Mr. Hicks available to our company on a substantially full-time basis (approximately 80% of his working hours) to serve as our company’s president for a term of two years from the date of the agreement. In exchange, we have agreed to pay a fee to Frontera Geological Services Ltd. consisting of cash in the amount of CDN$9,000 per month and we have agreed to issue to Mr. Hicks 900,000 share purchase warrants. Each share purchase warrant may be exercised into one common share of our company at an exercise price of $1.25 until they expire on April 13, 2012. If (a) during the period beginning on April 13, 2007 and expiring on April 13, 2008, our company has income equal to or greater than $5,000,000 (U.S.) from all sources (including revenue from operations, sale of properties or any interest therein, sale of equity and similar income but excluding income from the sale of debt securities), or (b) during the period beginning on April 13, 2007 and expiring on April 13, 2009, the average price for one of our common shares on any single market for 20 consecutive trading-days equals or exceeds $3.00 (U.S.) then, in either of such events, we have agreed to issue to Mr. Hicks, as an incentive bonus, 250,000 of our common shares.

The agreement commenced on April 13, 2007 and terminates on April 13, 2009. The consulting agreement with Mr. Hicks is attached as Exhibit 10.1 to this Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities

On April 13, 2007, we issued 900,000 share purchase warrants to our President, Ken Hicks in connection with a consulting agreement dated April 13, 2007. Each share purchase warrant is exercisable into one common share at an exercise price of $1.25 until April 13, 2012.

Upon exercise, the common shares will be issued in reliance on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits
10.1	Consulting Agreement dated April 13, 2007 with Frontera Geological Services Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

/s/ Kenneth Hicks

By: Kenneth Hicks, President

Date: April 17, 2007